Exhibit 99.1

STONE ENERGY CORPORATION

Announces Appalachian Operational Update

LAFAYETTE, LA. December 19, 2011

Stone Energy Corporation (NYSE: SGY) announced today that 11 wells in its Mary field in Wetzel County, West Virginia have all flow tested into the Caiman pipeline at rates ranging from 3 to 5 million cubic feet (MMcf) of gas per day. The wells also had an initial condensate production rate ranging from 70 barrels to in excess of 100 barrels of condensate per MMcf of gas produced, which Stone expects will significantly enhance the economics of the field. In addition, the initial natural gas liquids (NGL) volumes from the wet gas stream were estimated to be over 40 barrels per MMcf of gas produced, which Stone believes will further enhance the value of the gas stream. Due to the higher than expected volume of condensate and NGLs, the pipeline facilities will require additional equipment to allow all 11 wells to flow continuously into the pipeline. Accordingly, production from the field has been intermittent over the past several weeks as pipeline solutions are reviewed.

There are another 13 wells in the Mary field that have been drilled, but not completed, which are expected to be fractured and produced during 2012. Outside of the Mary field, Marcellus production from Stone’s other Appalachian fields remains at approximately 15 MMcf per day.

Stone added approximately 10,000 net acres to its West Virginia leasehold position during the second half of 2011, including the acquisition of over 6,700 net acres from a single entity. The remainder has been bolt-on acreage to enhance the current land position in the area. This brings the total Appalachian leasehold position for Stone up to approximately 90,000 net acres, with over 26,000 net acres in the condensate-rich Mary field.

Due to efficiencies gained during the year, Stone now expects to drill 27 horizontal wells in 2011 using one horizontal rig and one smaller vertical rig. Stone has recently extended its bundled service arrangement with Schlumberger for the Appalachian and Gulf of Mexico regions, which will satisfy the expected fracturing requirements for 2012. Separately, Stone entered into a Joint Operating Agreement with Magnum Hunter Resources encompassing 1,925 acres in the Heather field in Wetzel County to provide for more efficient development of the area. Stone will serve as operator in this 50%/50% arrangement, with volumes from this development expected to flow into the Eureka Hunter pipeline.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and the Rocky Mountain region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.